                                                                    EXHIBIT 10.1


                          PURCHASE AND SALE AGREEMENT



                                    BETWEEN

                                  CONOCO INC.

                                      AND

                           SOUTHWEST ROYALTIES, INC.



                     1997 NORTH AMERICAN PROPERTY OFFERING
                             PERMIAN BASIN PACKAGE

                          PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS


INDEX OF DEFINED TERMS                                                      -iv-

RECITALS                                                                       1

ARTICLE 1.     PROPERTY DESCRIPTION                                            1
   1.1         The Property                                                    1
   1.2         Exclusions from the Property                                    2
   1.3         Ownership of Production from the Property                       4

ARTICLE 2.     CONSIDERATION                                                   5
   2.1         Purchase Price                                                  5
   2.2         Adjustments at Closing                                          5
   2.3         Adjustments after Closing                                       6
   2.4         Payment Method                                                  7
   2.5         Principles of Accounting                                        7
   2.6         Reporting Value of the Property                                 7
   2.7         Section 1031 Exchange                                           7

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES                                  8
   3.1         Reciprocal Representations and Warranties                       8
   3.2         ASSIGNOR's Representations and Warranties                       8
   3.3         ASSIGNEE's Representations and Warranties                       9
   3.4         Notice of Changes                                              10
   3.5         Representations and Warranties Exclusive                       10

ARTICLE 4.     DISCLAIMER OF WARRANTIES                                       10
   4.1         Title; Encumbrances                                            10
   4.2         Condition and Fitness of the Property                          10
   4.3         Information About the Property                                 10
   4.4         Subrogation of Warranties                                      11

ARTICLE 5.     DUE DILIGENCE REVIEW OF THE PROPERTY                           11
   5.1         Records Review                                                 11
   5.2         Physical Inspection                                            11
   5.3         Environmental Assessment                                       11
   5.4         Government Approvals                                           13
   5.5         Preferential Rights and Consents to Assign                     14
   5.6         Title Defects                                                  15
   5.7         Casualty Losses and Government Takings                         17
   5.8         Termination Due to Impairments to the Property                 18

ARTICLE 6.     CLOSING AND POST-CLOSING OBLIGATIONS                           18
   6.1         Closing Date                                                   18
   6.2         Conditions to Closing                                          18
   6.3         Closing                                                        19
   6.4         Post-Closing Obligations                                       20

ARTICLE 7.     ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS                    20

   7.1         ASSIGNEE's Rights After Closing                                20
   7.2         ASSIGNEE's Obligations After Closing                           20
   7.3         ASSIGNOR's Obligations After Closing                           21
   7.4         Plugging and Abandonment Obligations                           22
   7.5         Environmental Obligations                                      23

ARTICLE 8.     INDEMNITIES                                                    24
   8.1         Definition of Claims                                           24
   8.2         Application of Indemnities                                     25
   8.3         ASSIGNEE's Indemnity                                           25
   8.4         ASSIGNOR's Indemnity                                           26
   8.5         Notices and Defense of Indemnified Claims                      26
   8.6         ASSIGNOR's Indemnity Limit                                     26
   8.7         NORM                                                           26
   8.8         Pending Litigation and Claims                                  26
   8.9         Waiver of Consequential and Punitive Damages                   27

ARTICLE 9.     TAXES AND EXPENSES                                             27
   9.1         Recording Expenses                                             27
   9.2         Ad Valorem, Real Property and Personal Property Taxes          27
   9.3         Severance Taxes                                                27
   9.4         Tax and Financial Reporting                                    28
   9.5         Sales and Use Taxes                                            28
   9.6         Income Taxes                                                   28
   9.7         Incidental Expenses                                            28

ARTICLE 10.    OPERATIONS DURING THE TRANSITION PERIOD                        28
   10.1        Operations by ASSIGNOR                                         28
   10.2        ASSIGNEE's Approval                                            29
   10.3        Compensation of ASSIGNOR                                       29
   10.4        Operation of Certain Property After Interim Period             29

ARTICLE 11.    MISCELLANEOUS                                                  29
   11.1        Production Imbalances                                          29
   11.2        Preferential Right to Purchase and Process Production          30
   11.3        Dispute Resolution                                             31
   11.4        Survival of Representations and Warranties                     33
   11.5        Public Announcements                                           33
   11.6        Notices                                                        33
   11.7        Effective Date                                                 33

   11.8        Assignment                                                     33
   11.9        Entire Agreement and Amendment                                 34
   11.10       Successors and Assigns                                         34
   11.11       Severability                                                   34
   11.12       Counterparts                                                   34
   11.13       Governing Law                                                  34
   11.14       Exhibits                                                       34

                          PURCHASE AND SALE AGREEMENT

                            INDEX OF DEFINED TERMS


Agreement                                                                      1
Allocated Value                                                                7
Allocation of Purchase Price                                                   5
ASSIGNEE                                                                       1
Assignee's Assumed Obligations                                                21
Assignment Documents                                                          19
ASSIGNOR                                                                       1
Assignor's Retained Obligations                                               22
Casualty Loss                                                                 17
Claims                                                                        24
Closing                                                                       18
Closing Date                                                                  18
CONOCO                                                                         1
Consents                                                                      14
Effective Date                                                                 1
Environmental Obligations                                                     23
Fee Mineral Interests                                                          2
Fee Surface Interests                                                          2
Final Settlement Statement                                                     6
Gaseous Hydrocarbons                                                          30
Government Taking                                                             17
Hart-Scott-Rodino Act                                                         13
Hydrocarbons                                                                   4
Interim Period                                                                28
Leases                                                                         1
Liquid Hydrocarbons                                                           30
NORM                                                                       23,26
Overriding Royalty Interests                                                   2
Performance Deposit                                                            5
Pipeline Inventory                                                             4
Plugging and Abandonment Obligations                                          22
Preferential Rights                                                           14
Preliminary Settlement Statement                                               5
Property                                                                       1
Property Records                                                              20
Property Taxes                                                                27
Purchase Price                                                                 5
Related Contracts                                                              2
Stock Tank Oil                                                                 4
Title Defect                                                                  15

                          PURCHASE AND SALE AGREEMENT

                               LIST OF EXHIBITS

A    Schedule 1 - Leases
     Schedule 2 - Pooled and Unitized Interests
     Schedule 3 - Easements, Surface Leases and Permits
     Schedule 4 - Related Contracts
     Schedule 5 - Overriding Royalty Interests
     Schedule 6 - Fee Mineral Interests
     Schedule 7 - Fee Surface Interests
     Schedule 8 - Equipment and Tangible Property
     Schedule 9 - Allocation of Purchase Price

B    B-1 -  ASSIGNOR's Assignment Notice
     B-2 -  ASSIGNEE's Assignment Notice

C    Pending Litigation and Claims Affecting the Property

D    Assignment and Bill of Sale

E    Assignment of Contracts

F    Nonforeign Affidavit

G    Production Imbalances

                          PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement (the "AGREEMENT"), executed on September 10, 1997, is between CONOCO INC. ("CONOCO"), a Delaware corporation, with offices at 600 North Dairy Ashford, Houston, Texas 77079, and SOUTHWEST ROYALTIES, INC. ("SOUTHWEST"), a Delaware corporation with offices at 407 N. Big Spring, Midland, Texas 79701. As used in this Agreement, the term "ASSIGNOR" means CONOCO and the term "ASSIGNEE" means SOUTHWEST.

                                   RECITALS:

CONOCO owns certain producing oil and gas properties in West Texas and Southeast New Mexico, together with related facilities and contractual rights, and desires to assign its interest in this property and facilities, and transfer these contractual rights.

SOUTHWEST desires to acquire CONOCO's interest in these properties, facilities and contractual rights.

Therefore, CONOCO and SOUTHWEST agree to the sale of CONOCO's interest in these properties, facilities and contractual rights to SOUTHWEST on the terms and conditions set forth in this Agreement.

ARTICLE 1.   PROPERTY DESCRIPTION

1.1 The Property. Subject to the terms of this Agreement and effective as of the Effective Date (hereinafter defined), ASSIGNOR shall convey and assign to ASSIGNEE and ASSIGNEE shall accept all of ASSIGNOR's right and title to, and interest in, the following (collectively the "PROPERTY"):

     1.1.1 The oil, gas and mineral lease(s) and other interests in oil and gas described in Exhibit A, Schedule 1, and all rights, privileges and obligations appurtenant to those interests and leases INSOFAR AND ONLY INSOFAR AS those interests and leases cover and include the lands, depths and rights described in Exhibit A, Schedule 1 (the "LEASES");

     1.1.2 All rights and interest in any unit or pooled area in which the Leases are included, to the extent that these rights and interests arise from and are associated with the Leases, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority described in Exhibit A, Schedule 2;

     1.1.3 All oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases;

     1.1.4 All equipment, facilities, pipelines, gathering systems, well pads, tank batteries, improvements, fixtures, inventory, spare parts, tools, and other personal property on the Leases or used in developing or operating the Leases or producing, treating, storing, compressing, processing or transporting hydrocarbons on or from the Leases, other than that specifically designated as retained property in Exhibit A, Schedule 8 or excluded from the Property in Section 1.2;

     1.1.5 To the extent assignable or transferable, all easements, rights-of-way, licenses, permits, servitudes, surface leases, and similar interests applicable to or used solely in operating the Leases, the lands unitized or pooled with the Leases, or the personal property described above, including, without limitation, those described in Exhibit A, Schedule 3;

     1.1.6 To the extent assignable or transferable, all contracts and contractual rights, obligations and interests relating to the Leases or lands unitized or pooled with the Leases, including without limitation unit agreements, farmout agreements, farmin agreements, operating agreements, and hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements described in Exhibit A,
             Schedule 4 (the "RELATED CONTRACTS");

     1.1.7 All other tangibles, miscellaneous interests or other assets on or used in connection with the Leases, including without limitation all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the Leases or lands unitized or pooled with the Leases;

     1.1.8 Any overriding royalty interests described in Exhibit A, Schedule 5 (the "OVERRIDING ROYALTY INTERESTS"), including without limitation all rights and obligations pertaining to the overriding royalty interests under any of the Related Contracts; and

     1.1.9 Any fee mineral interests described in Exhibit A, Schedule 6 (the "FEE MINERAL INTERESTS"), including without limitation all rights and obligations pertaining to the Fee Mineral Interests under any of the Related Contracts. Record title to any Fee Mineral Interests will be transferred to ASSIGNEE by mineral deed, which will incorporate the terms and conditions of this Agreement. Any Fee Mineral Interests transferred under this Agreement will be considered part of the Property for all purposes under this Agreement.

     1.1.10 Any fee surface interests described in Exhibit A, Schedule 7 (the "FEE SURFACE INTERESTS"), including without limitation all rights and obligations pertaining to the Fee Surface Interests under any of the Related Contracts. Record title to any Fee Surface Interests will be transferred to ASSIGNEE by deed, which will incorporate the terms and conditions of this Agreement. Any Fee Surface Interests transferred under this Agreement will be considered part of the Property for all purposes under this Agreement.

     1.1.11 All other rights, titles, and interests of ASSIGNOR in and to the lands, depths, and rights described on Exhibit A, Schedule 1, save and except the rights excluded or retained by ASSIGNOR under
             Section 1.2.

1.2 Exclusions from the Property. The Property to be conveyed and assigned under this Agreement does not include:

     1.2.1 Unless the parties otherwise agree in writing and enter into a separate data license agreement, (i) seismic, geological, geochemical, or geophysical data (including cores and other physical samples or materials from wells or tests) belonging to ASSIGNOR or licensed from third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to ASSIGNOR or licensed from third parties;

     1.2.2 ASSIGNOR's intellectual property used in developing or operating the Property, including without limitation proprietary computer software, computer software licensed from third parties, patents, trade secrets, copyrights, names, marks and logos, all of which ASSIGNOR will remove before or as soon as possible after Closing;

     1.2.3 ASSIGNOR's right, title and interest in any easements, rights-of-way, permits, licenses, surface leases and surface use agreements, and servitudes and other surface rights appurtenant to the Property, to the extent they are attributable and allocable to rights and interests retained by ASSIGNOR (if any);

     1.2.4 ASSIGNOR's corporate, financial and tax records, and legal files, except that ASSIGNOR will provide ASSIGNEE with copies of any tax records that are necessary for ASSIGNEE's ownership, administration or operation of the Property;

     1.2.5 Notwithstanding any other provision of this Agreement to the contrary, any records or information that ASSIGNOR considers proprietary or confidential (including without limitation employee information and internal Property valuation data), or which ASSIGNOR cannot legally provide to ASSIGNEE because of third-party restrictions;

     1.2.6 Trade credits and rebates from contractors and vendors, accounts and notes receivable, and adjustments or refunds attributable to ASSIGNOR's interest in the Property that relate to any period before the Effective Date, including without limitation transportation tax credits and refunds, tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Related Contracts;

     1.2.7 Deposits, cash, checks in process of collection, cash equivalents and funds attributable to ASSIGNOR's interest in the Property pertaining to any periods before the Effective Date;

     1.2.8 Proceeds, benefits, income or revenues (and any security or other deposits made) with respect to the Property attributable to periods before the Effective Date;

     1.2.9 Claims and causes of action arising from acts, omissions or events, or damage or destruction of the Property before the Effective Date, and all rights, titles, claims and interests of ASSIGNOR (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit, or (iii) to any insurance or condemnation proceeds or awards;

     1.2.10 Contracts for support services related to the Property (except for those contracts specifically listed as part of the Related Contracts in Exhibit A, Schedule 4), and the Related Contracts insofar as they pertain to oil and gas interests of ASSIGNOR other than the Leases, or lands unitized or pooled with the Leases, being assigned and conveyed to ASSIGNEE under this Agreement;

     1.2.11 Pipelines and other facilities located on the Leases or lands unitized with the Leases that are not associated with or used in connection with the Leases or lands unitized with the Leases, and any gas processing plants or their associated facilities, pipelines or gathering lines located on the Leases or lands unitized with the Leases; and

     1.2.12 Radio towers, remote terminal units, computer equipment, vehicles, communication equipment, and photocopy machines, located on the Leases or lands unitized with the Leases and specifically excluded from the Property in Exhibit A, Schedule 8; all leased vehicles and equipment for which ASSIGNEE does not assume the applicable lease under this Agreement; and all third party equipment and property located on the Leases, including without limitation contractor equipment.

1.3  Ownership of Production from the Property.

     1.3.1   Production Before the Effective Date.

             (i) ASSIGNOR will own all merchantable oil, gas, condensate and distillate ("HYDROCARBONS") produced from the Property before the Effective Date. If, on the Effective Date, Hydrocarbons produced from the Property before the Effective Date are stored in the Lease or unit stock tanks (the "STOCK TANK OIL"), or in Lease or unit gathering lines or production facilities upstream of the sale or custody transfer meters of the purchaser or processor of Hydrocarbon production from the Property (the "PIPELINE INVENTORY"), ASSIGNEE shall purchase from ASSIGNOR the merchantable Stock Tank Oil above pipeline connections in the stock tanks at a price equivalent to ASSIGNOR'S published posted price for crude oil of like kind and gravity in the vicinity, less any applicable transportation charges. and the Pipeline Inventory at a price equivalent to ASSIGNOR'S published posted price for crude oil of like kind and gravity in the vicinity, less any applicable transportation charges. ASSIGNEE will pay ASSIGNOR for the Stock Tank Oil and Pipeline Inventory as an adjustment to the Purchase Price at Closing, as provided in Section 2.2.

             (ii) The Stock Tank Oil and the Pipeline Inventory will be gauged and measured as of 7:00 a.m. local time where the Property is located on the Effective Date. ASSIGNOR and ASSIGNEE will accept the Lease or unit operator's tank gauge readings, meter tickets or other inventory records of the Stock Tank Oil and Pipeline Inventory.

     1.3.2 Production After the Effective Date. ASSIGNEE will own all Hydrocarbons produced from the Property on and after the Effective Date. If the Effective Date precedes the Closing Date, ASSIGNOR will sell on ASSIGNEE's behalf to a third party that is unaffiliated with ASSIGNOR all Hydrocarbons produced from the Property between the Effective Date and the Closing Date, and ASSIGNOR will credit ASSIGNEE for the proceeds of these sales as an adjustment at Closing, as provided in Section 2.2. Subject to any continuing sale obligations under the Related Contracts, and ASSIGNOR's preferential right to purchase Hydrocarbons from the Property, as provided in Section 11.2, ASSIGNEE may sell Hydrocarbons produced from the Property on and after the Closing Date as it deems appropriate.

ARTICLE 2.   CONSIDERATION

2.1  Purchase Price.

     2.1.1 Amount Due at Closing. At Closing, ASSIGNEE will pay ASSIGNOR $75,281,000.00 for the Property (the "PURCHASE PRICE"), adjusted by the Closing adjustments specified in Section 2.2. The Purchase Price will be subject to the further post-Closing adjustments specified in Section 2.3. The Purchase Price will be allocated among the various portions of the Property and among depreciable assets and nondepreciable assets as provided in Exhibit A, Schedule 9 (the "ALLOCATION OF PURCHASE PRICE").

     2.1.2 Performance Deposit. Upon execution of this Agreement, ASSIGNEE shall pay to ASSIGNOR five percent (5%) of the Purchase Price (U.S. $3,764,050.00) as a performance deposit ("PERFORMANCE DEPOSIT") on the Property to be transferred to ASSIGNEE to assure ASSIGNEE's performance under this Agreement. The Performance Deposit is solely to assure the performance of ASSIGNEE pursuant to the terms and conditions of this Agreement. If ASSIGNEE refuses or is unable for any reason (including failure to obtain financing), other than breach or default by ASSIGNOR, to close the transaction in accordance with the terms of this Agreement, ASSIGNOR may, at its sole option and as its exclusive remedy therefore, retain the Performance Deposit as agreed liquidated damages and not as a penalty. However, if this Agreement is terminated pursuant to the provisions of Section 5.3 (Environmental Assessment), Section 5.5 (Preferential Rights and Consents), Section 5.6 (Title Defects),
             Section 5.7 (Casualty Loss), Section 5.8 (Termination Due to Impairments to the Property), Section 6.2 (Conditions at Closing), by failure of ASSIGNOR to obtain the requisite DuPont management approvals, due to the failure of ASSIGNOR to perform any of the obligations to be performed by ASSIGNOR prior to and on the Closing Date, or due to any legal prohibition on closing the transaction due to failure to obtain required governmental consents, the Performance Deposit shall be returned promptly to ASSIGNEE without interest. If Closing occurs, ASSIGNOR at its sole option may either
             (i) return the Performance Deposit to ASSIGNEE, without interest, at Closing, in which case ASSIGNEE must pay ASSIGNOR the full amount of the Purchase Price at Closing, adjusted as provided in
             Section 2.2, or (ii) retain and credit the Performance Deposit against the Purchase Price at Closing, in which case ASSIGNEE must pay ASSIGNOR an amount equal to the Purchase Price, adjusted as provided in Section 2.2, less the Performance Deposit.

2.2  Adjustments at Closing.

     2.2.1 Preliminary Settlement Statement. At Closing, the Purchase Price will be adjusted as set forth in Sections 2.2.2 and 2.2.3. No later than five (5) days prior to Closing, ASSIGNOR will provide ASSIGNEE a preliminary settlement statement identifying all adjustments to the Purchase Price to be made at Closing (the "PRELIMINARY SETTLEMENT STATEMENT"). ASSIGNOR and ASSIGNEE acknowledge that some items in the Preliminary Settlement Statement may be estimates or otherwise subject to change in the final settlement statement for the Property, to be prepared pursuant to Section 2.3.

     2.2.2 Upward Adjustments. The Purchase Price will be increased by the following expenses and revenues:

             (i) All actual production expenses, operating expenses, overhead under applicable operating agreements and capital expenditures paid or incurred by ASSIGNOR in connection with the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to operation of the Property on and after the Effective Date;

             (ii) Any proceeds for the sale of Hydrocarbon production and other income from the Property received by ASSIGNEE, to the extent they are attributable to the operation of the Property before the Effective Date, and the value of the Stock Tank Oil and the Pipeline Inventory;

             (iii) Any other increases in the Purchase Price specified in this
                   Agreement.

     2.2.3 Downward Adjustments. The Purchase Price will be decreased by the following expenses and revenues:

             (i) All actual production expenses, operating expenses, overhead under applicable operating agreements and capital expenditures paid or incurred by ASSIGNEE in connection with the Property (including without limitation royalties, minimum royalties, rentals, and prepaid charges), to the extent they are attributable to operation of the Property before the Effective Date;

             (ii) Any proceeds for the sale of Hydrocarbon production and other income received by ASSIGNOR from the Property, to the extent they are attributable to the operation of that Property on and after the Effective Date;

             (iii) Any other decreases in the Purchase specified in this
                   Agreement.

2.3  Adjustments after Closing.

     2.3.1 Final Settlement Statement. Within 120 days after Closing, ASSIGNOR will prepare a final settlement statement for the Property containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.2 (the "FINAL SETTLEMENT STATEMENT"). (However, failure of ASSIGNOR to complete the Final Settlement Statement within 120 days after Closing will not constitute a waiver of any right to an adjustment otherwise due.)

             ASSIGNEE will have 20 days after receiving the Final Settlement Statement to provide ASSIGNOR with written exceptions to any items in the Final Settlement Statement that ASSIGNEE believes in good faith to be questionable. All items in the Final Settlement Statement to which ASSIGNEE does not except within the 20-day review period will be deemed correct.

     2.3.2 Payment of Post-Closing Adjustments. Any additional adjustments to the Purchase Price (including disputed items) will be offset against each other so that only one payment is required. The party owing payment will pay the other party the net post-closing adjustment to the Purchase Price within 10 days after the expiration of ASSIGNEE's 20-day review period for the Final Settlement Statement. However, the payment of any disputed items will be subject to the further rights of the parties under Section 2.3.3.

     2.3.3 Resolution of Disputes Items. After the completion and delivery of the Final Settlement Statement, the parties agree to negotiate in good faith to attempt to reach agreement on the amount due with respect to any disputed items in the Final Settlement Statement. If the parties agree on the amount due with respect to any disputed items, and a payment adjustment is required, the party owing payment will pay the other party within 10 days after the parties reach agreement. If the parties are unable to agree on the amount due with respect to any disputed items within 60 days after ASSIGNOR receives ASSIGNEE's written exceptions to the Final Settlement Statement, then (i) the parties will attempt to resolve their disagreement with respect to the disputed items by mediation, as provided in Section 11.3, and (ii) if the parties are unable to resolve their disagreement over the disputed items by mediation, either party may seek a judicial determination of the amount actually due in connection with the disputed items.

     2.3.4 Further Revenues and Expenses. After the completion of the post-Closing adjustments under this Section 2.3, (i) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party, and (ii) if either party pays expenses that are the responsibility of the other party under this Agreement, the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving satisfactory evidence of such payment. However, neither party will be obligated to reimburse the other party for any such expense in excess of $5,000 unless it has been consulted about that expense prior to payment, unless that payment was required by a government agency or other government entity.

2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.5 Principles of Accounting. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with generally accepted accounting principles in the petroleum industry and with reasonable supporting documentation for each item in those statements.

2.6 Reporting Value of the Property. Neither party will take any position in preparing financial statements, tax returns, reports to shareholders or governmental authorities, or otherwise, that is inconsistent with allocation of value for the Property in Exhibit A,
     Schedule 9, unless the parties otherwise agree in writing. The value assigned to each portion of the Property in Exhibit A, Schedule 9 is hereafter referred to as the "ALLOCATED VALUE" of that portion of the Property.

2.7 Section 1031 Exchange. ASSIGNOR and ASSIGNEE hereby agree that ASSIGNEE shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, ("Code"). Likewise, ASSIGNOR shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either Party assigns its rights under this Agreement pursuant to this Section 2.7, such Party agrees to notify the other Party in writing of such assignment at or before Closing. If ASSIGNOR assigns its rights under this Agreement for this purpose, ASSIGNEE agrees to (i) consent to ASSIGNOR's assignment of its rights in this Agreement in form attached hereto as Exhibit "B-1", and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If ASSIGNEE assigns its rights under this Agreement for this purpose, ASSIGNOR agrees to (i) consent to ASSIGNEE's assignment of its rights in this Agreement in the form of Exhibit "B-2", (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to ASSIGNEE the Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. ASSIGNOR and ASSIGNEE acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof. ASSIGNOR agrees to indemnify and hold ASSIGNEE harmless from and against any and all claims, demands, causes of actions, liabilities, penalties, judgements, assessments, and expenses (including reasonable attorneys' fees and costs) asserted against or incurred by ASSIGNEE in connection with or as a consequence of its facilitation of any such like-kind exchange.

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES

3.1 Reciprocal Representations and Warranties. By their execution of this Agreement, ASSIGNOR and ASSIGNEE each represent and warrant that the following statements are true and accurate as to itself, as of the execution date of this Agreement, the Effective Date and the Closing Date.

     3.1.1 Corporate Authority. It is a corporation duly organized and in good standing under the laws of its state of incorporation, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement.

     3.1.2 Requisite Approvals. By the earlier of the Closing Date or the Effective Date, it will have taken all necessary actions pursuant to its articles of incorporation, by-laws and other governing documents to fully authorize (i) the execution and delivery of this Agreement and any transaction documents related to this Agreement; and (ii) the consummation of the transaction contemplated by this Agreement.

     3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver on or before the Closing Date (i) have been duly executed by its authorized representatives; (ii) constitute its valid and legally binding obligations; and (iii) are enforceable against it in accordance with their respective terms.

     3.1.4 No Violation of Contractual Restrictions. Its execution, delivery and performance of this Agreement does not conflict with or violate any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to (i) the preferential right to purchase all or any portion of the Property; (ii) required consents to transfer and related provisions; (iii) main tenance of uniform interest provisions; and (iv) any other third-party approvals or consents contemplated in this Agreement.

     3.1.5 No Violation of Other Legal Restrictions. Its execution, delivery and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

     3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

     3.1.7 Broker's Fees. It has not incurred any obligation for brokers, finders or similar fees for which the other party or parties would be liable.

3.2 ASSIGNOR's Representations and Warranties. By its execution of this Agreement, ASSIGNOR represents and warrants to ASSIGNEE that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the Closing Date.

     3.2.1 Misrepresentations and Omissions. ASSIGNOR has not intentionally or willfully misrepresented, omitted, or withheld any material information about the Property.

     3.2.2 Mortgages and Other Instruments. The transfer of the Property to ASSIGNEE does not violate any covenants or restrictions imposed on ASSIGNOR by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

     3.2.3 Compliance with Laws. Except as disclosed by ASSIGNOR on attached Exhibit "C", if ASSIGNOR is the operator of the Property, to the best of ASSIGNOR's knowledge, it is in compliance with all federal and state laws, rules, regulations and orders pertaining to the Property. The representation in this Section 3.2.3 does not extend to compliance with environmental laws and regulations pertaining to the operation of the Property, which is separately addressed in other provisions of this Agreement.

     3.2.4 Permits. Except as disclosed by ASSIGNOR to ASSIGNEE in writing, if ASSIGNOR is the operator of the Property, to the best of ASSIGNOR's knowledge, it has all governmental permits necessary for the operation of the Property and is not in default under any permit, license or agreement relating to the operation and maintenance of the Property.

     3.2.5 Lawsuits and Claims. Except as disclosed in Exhibit C to this Agreement, there is no demand or lawsuit, nor any compliance order, notice of probable violation or similar governmental action, pending or, to the best of ASSIGNOR's knowledge, threatened before any court or governmental agency that (i) would result in an impairment or loss of title to any part of the Property, or impairment of the value thereof, (ii) involves or relates to the alleged non-compliance of the Property or its operation with any applicable federal, state, or local laws, regulations, and orders (including without limitation, those relating to pollution and protection of the environment) (iii) would hinder or impede the operation of the Property, or (iv) seeks to restrain or prohibit, or to obtain substantial damages from ASSIGNOR, with respect to this Agreement or the consummation of all or part of the transactions contemplated in this Agreement.


3.3 ASSIGNEE's Representations and Warranties. By its execution of this Agreement, ASSIGNEE represents and warrants to ASSIGNOR that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Date and the Closing Date.

     3.3.1 Independent Evaluation. ASSIGNEE is an experienced and knowledgeable investor in the oil and gas business. ASSIGNEE has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof.

     3.3.2 Qualification. ASSIGNEE is now or at Closing will be, and thereafter will continue to be, qualified to own and operate any federal oil, gas and mineral leases and oil, gas and mineral leases for the State(s) of Texas and New Mexico that constitute part of the Property, including meeting all bonding requirements. Consummating the transaction contemplated in this Agreement will not cause ASSIGNEE to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

     3.3.3 Securities Laws and ASSIGNEE's Other Dealings. ASSIGNEE has complied with all federal and state securities laws applicable to the sale of the Property and will comply with such laws if it subsequently disposes of all or any part of the Property. ASSIGNEE is acquiring the Property for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. (S) 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Except for traditional mortgage financing from reputable financial institutions or corporate debt securities offerings by ASSIGNEE, ASSIGNEE has not sought or solicited, nor is ASSIGNEE participating with, investors, partners or other third parties in order to fund the Purchase Price or the Performance Deposit and to close this transaction, and all funds used by ASSIGNEE in connection with this transaction are ASSIGNEE's own funds.

3.4 Notice of Changes. ASSIGNOR and ASSIGNEE will each give the other prompt written notice of any matter materially affecting any of their unqualified representations or warranties under this Article 3 or rendering any such warranty or representation untrue or inaccurate.

3.5 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including without limitation those in this Article 3 are exclusive, and are given in lieu of all other representations and warranties, express or implied.

ARTICLE 4.   DISCLAIMER OF WARRANTIES

4.1 Title; Encumbrances. ASSIGNOR CONVEYS THE PROPERTY TO ASSIGNEE SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, ENCUMBRANCES, NATIVE ALLOTMENTS AND OTHER SURFACE RIGHTS OF PUBLIC RECORD IN THE APPLICABLE JURISDICTION, AND WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED.

4.2 Condition and Fitness of the Property. Except as set forth in Article 3 of this Agreement, ASSIGNOR CONVEYS THE PROPERTY TO ASSIGNEE WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (i) THE CONDITION OR MER CHANTABILITY OF THE PROPERTY, OR (ii) THE FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE. ASSIGNEE HAS INSPECTED, OR BEFORE CLOSING WILL INSPECT OR WILL HAVE BEEN GIVEN THE OPPORTUNITY TO INSPECT, THE PROPERTY AND IS SATISFIED AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION (BOTH SURFACE AND SUBSURFACE) OF THE PROPERTY AND ACCEPTS THE PROPERTY "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

4.3 Information About the Property. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO ASSIGNEE IN CONNECTION WITH THE PROPERTY; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTY; (iii) THE ABILITY OF THE PROPERTY TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTY, OR (vi) THE ENVIRONMENTAL CONDITION OF THE PROPERTY. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY ASSIGNOR ARE PROVIDED TO ASSIGNEE AS A CONVENIENCE AND ASSIGNEE'S RELIANCE ON OR USE OF THE SAME IS AT ASSIGNEE'S SOLE RISK, SAVE AND EXCEPT TO THE EXTENT CONSTITUTING A BREACH OF ASSIGNOR'S REPRESENTATIONS AND WARRANTIES UNDER
     ARTICLE 3 OF THIS AGREEMENT.

4.4 Subrogation of Warranties. To the extent transferrable, ASSIGNOR will give and grant to ASSIGNEE, its successors and assigns full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Property or any part thereof prior to the Effective Date of this Agreement.

ARTICLE 5.   DUE DILIGENCE REVIEW OF THE PROPERTY

5.1 Records Review. To allow ASSIGNEE to confirm ASSIGNOR's title and conduct other due diligence with respect to the Property, ASSIGNOR shall give ASSIGNEE, and ASSIGNEE's authorized representatives, at mutually agreeable times before Closing, access to all contract, land and lease, and operational records, to the extent such data and records are in ASSIGNOR's possession and relate to the Property. Without limiting the foregoing, ASSIGNOR will afford ASSIGNEE and its representatives access to all accounting and related records for the Property, including basic accounting records and source documents which, to the extent in existence and within the possession or control of ASSIGNOR, are sufficient for ASSIGNEE or its representatives to complete an audit in response to Rule 3-05 of Regulation SX of the U.S. Securities Exchange Commission. With ASSIGNOR's permission, ASSIGNEE may photocopy such records at its sole expense. ASSIGNEE shall keep confidential all information made available to ASSIGNEE until the later of the Closing Date or the Effective Date. Any confidentiality agreement previously executed by ASSIGNOR and ASSIGNEE with respect to the Property will continue in force until the later of the Closing Date or the Effective Date, and for as long thereafter as provided in the confidentiality agreement. ASSIGNEE shall take all reasonable steps necessary to ensure that ASSIGNEE's authorized representatives comply with the provisions of this Section 5.1 and any confidentiality agreement in effect.

5.2 Physical Inspection. Before Closing, ASSIGNOR will permit ASSIGNEE and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Property at times approved by ASSIGNOR. ASSIGNEE shall repair any damage to the Property resulting from its inspection and shall indemnify, defend and hold ASSIGNOR harmless from and against any and all Claims (as defined in Section 8.1) arising from ASSIGNEE inspecting and observing the Property, includ ing, without limitation, (i) Claims for personal injuries to or death of employees of the ASSIGNEE, its contractors, agents, consultants and representatives, and damage to the property of ASSIGNEE or others acting on behalf of ASSIGNEE, regardless of whether such claims are caused by the concurrent negligence of ASSIGNOR or the condition of the Property, (ii) Claims for personal injuries to or death of employees of ASSIGNOR or third parties, and damage to the property of ASSIGNOR or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of ASSIGNEE.

5.3  Environmental Assessment.

     5.3.1 Inspection and Testing. Prior to Closing, the ASSIGNEE will have the right, at its sole cost, to conduct a Phase I environmental assessment of the Property. However, the Phase I environmental assessment must be conducted by an agent or representative of ASSIGNEE acceptable to both ASSIGNOR and ASSIGNEE. For purposes of this Agreement, a Phase I environmental assessment means (i) a review of ASSIGNOR's and the government's environmental records,
             (ii) the submission of pre-inspection questionnaires to ASSIGNOR,
             (iii) a site visit to visually inspect the Property, and (iv) interviews with corporate and site personnel of ASSIGNOR. A Phase I environmental assessment does not include soil or groundwater sampling or subsurface testing of any kind.

     5.3.2 Inspection and Test Results. Each party will be entitled to receive a copy of the Phase I inspection results for the Property, including without limitation all written reports, data and conclusions. ASSIGNEE agrees not to disclose the Phase I inspection results for the Property, or any ASSIGNOR information reviewed during the Phase I environmental assessment, to third parties without the agreement of ASSIGNOR, except as required by law or by the order of a court or regulatory agency. This confidentiality obligation shall be effective for five (5) years after the Closing Date and will survive the termination of this Agreement for any reason.

     5.3.3 Notice of Environmental Conditions. Prior to Closing, ASSIGNEE will review the inspection and testing results for the Property and determine based on those results if any adverse environmental conditions exist with respect to the Property. No later than three
             (3) business days before Closing, ASSIGNEE will notify ASSIGNOR in writing of any adverse environmental condition with respect to the Property, and the estimated value of any such environmental condition. The value of an environmental condition for purposes of
             Section 5.3.4 will be the estimated amount of all costs and Claims (as defined in Section 8.1) associated with the existence, remediation or correction of the environmental condition, as determined by the mutually approved agent or representative that conducted the Phase I environmental assessment.

     5.3.4   Right and Remedies for Environmental Conditions.

             (i) With respect to any environmental condition affecting the Property, ASSIGNEE may (a) request ASSIGNOR to cure the environmental condition, but ASSIGNOR will have no obligation to cure the environmental condition, or (b) request an adjustment in the Purchase Price equal to the estimated value of the environmental condition. If ASSIGNOR and ASSIGNEE are unable to agree before Closing on curative measures or an adjustment the Purchase Price with respect to any such environmental condition, the parties will have the rights and remedies set forth in subpart (ii) of this Section 5.3.4.

             (ii) The rights and remedies of the parties with respect to environmental conditions on the Property on which the parties cannot agree on curative measures or a Purchase Price adjustment are as follows:

                   (a) If the collective value of the environmental conditions is less than one percent (1%) of the Purchase Price, the parties will be obligated to proceed with Closing as to all of the Property without curative action by ASSIGNOR with respect to such environmental conditions and without an adjustment to the Purchase Price.

                   (b) If the collective value of the environmental conditions equals or exceeds one percent (1%) of the Purchase Price, either ASSIGNOR or ASSIGNEE may exclude the Property affected by the environmental condition, in which case the Purchase Price will be reduced by the Allocated Value of the excluded Property and the parties will be obligated to proceed with Closing, subject to the termination rights of the parties under Section 5.8 and this subpart (c) of this Section 5.3.4.

                   (c) If the collective value of the environmental conditions equals or exceeds ten percent (10%) of the Purchase Price, either party may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement. However, the right of termination under this subpart (c) must be exercised no later than 10 business days before Closing, after which both parties will be deemed to have waived their termination rights under this subpart (c) in connection with environmental conditions.

             (iii) Notwithstanding any agreement by ASSIGNOR to a attempt to cure an environmental condition or to reduce the Purchase Price due to an environmental condition with respect to the Property, or any other provision of this Agreement, ASSIGNEE at Closing will assume all Environmental Obligations (as defined in Section 7.5) with respect to the Property, which is conveyed to ASSIGNEE at Closing, subject to the right of ASSIGNEE to require and compel performance by ASSIGNOR of any corrective or remedial actions which ASSIGNOR has agreed to in writing to undertake pursuant to the provisions of this
                   Section 5.3.4.

5.4  Government Approvals.

     5.4.1 Title Pending Governmental Approvals. Until ASSIGNOR and ASSIGNEE obtain federal and state approval of the assignment of Leases or other Property requiring such approval:

             (i) ASSIGNOR shall continue to hold record title to the Property as nominee for ASSIGNEE;

             (ii) ASSIGNEE shall indemnify and hold ASSIGNOR harmless from any and all claims, expenses of any kind or character relating to such Property accruing after Closing;

             (iii) ASSIGNOR shall act as ASSIGNEE's nominee but shall be authorized to act only upon and in accordance with ASSIGNEE's specific written instructions, and ASSIGNOR shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Property other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by ASSIGNEE in writing;

             (iv) If ASSIGNOR continues to operate the Property pending such approval, ASSIGNOR and ASSIGNEE will have the rights and obligations with respect to the operation of the Property set forth in Section 10.4.

     5.4.2 Denial of Required Government Approvals. If any required approval is finally denied, ASSIGNOR shall pay ASSIGNEE the Allocated Value of the affected Leases or other affected Property, and ASSIGNEE shall immediately reassign such Leases or other Property to ASSIGNOR.

     5.4.3 Hart-Scott-Rodino. This Agreement is subject in all respects to and conditioned upon compliance by the parties with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HART-SCOTT-RODINO ACT"), and rules and regulations promulgated pursuant thereto, to the extent that said act, rules and regulations are applicable to the transaction contemplated by this Agreement. ASSIGNEE and ASSIGNOR agree to make such filings with and provide such information to the Federal Trade Commission and the Department of Justice with respect to the transaction contemplated by this Agreement as are required in connection with the Hart-Scott-Rodino Act sufficiently in advance of the Closing Date to permit the lapse, termination, or waiver of the initial waiting periods pre scribed in connection with the Hart-Scott-Rodino Act before the Closing Date.

5.5  Preferential Rights and Consents to Assign.

     5.5.1   Notices to Holders.

             (i) If any of the Property is subject to third party preferential purchase rights, rights of first refusal, or similar rights (collectively, "PREFERENTIAL RIGHTS"), or third party consents to assign, lessor's approvals or similar rights (collectively, "CONSENTS"), ASSIGNOR shall use reasonable efforts to (a) notify the holders of the Preferential Rights and Consents that it intends to transfer the Property to ASSIGNEE, (b) provide them with any information about the transfer of the Property to which they are entitled, and (c) in the case of Consents, ask the holders of the Consents to consent to the assignment of the affected Property to ASSIGNEE.

             (ii) ASSIGNOR shall promptly notify ASSIGNEE whether (a) any Preferential Rights are exercised, waived or deemed waived,
                   (b) any Consents are denied, or (c) the requisite time periods have elapsed without any Preferential Rights being exercised or Consents being received. ASSIGNOR will not be liable to ASSIGNEE if any Preferential Rights are exercised, or any Consents are denied, except as expressly provided in this Section 5.5.

     5.5.2 Remedies Before Closing. If ASSIGNOR is unable before Closing to obtain the required Consents (other than Consents ordinarily obtained after closing and Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements) and waivers of all Preferential Rights, then:

             (i) ASSIGNOR and ASSIGNEE by agreement may proceed with Closing as to the Property affected by the unwaived Preferential Rights or unobtained Consents, subject to the further obligations of ASSIGNOR and ASSIGNEE set forth in Section
                   5.5.3 in the event that such Preferential Rights are validly exercised or such Consents are ultimately denied after Closing;

             (ii) Either ASSIGNOR or ASSIGNEE may exclude the affected portion of the Property from the transaction under this Agreement, adjust the Purchase Price by the Allocated Value of the excluded Property, and proceed with Closing as to the rest of the Property; or

             (iii) In addition to the remedies set forth in subparts (i) and
                   (ii) of this Section 5.5.2, ASSIGNOR or ASSIGNEE may exercise the termination rights set forth in Section 5.8.

     5.5.3   Remedies After Closing.

             (i) Preferential Rights. After Closing, if (a) any holder of Preferential Rights alleges improper notice of sale, or (b) ASSIGNOR or ASSIGNEE discover, or any third party alleges, the existence of additional Preferential Rights, ASSIGNOR and ASSIGNEE will attempt to obtain waivers of those discovered or alleged Preferential Rights. If ASSIGNOR and ASSIGNEE are unable to obtain waivers of such Preferential Rights, or the third party ultimately establishes and exercises its rights, and such exercise denies the Property to ASSIGNEE, then ASSIGNEE shall satisfy all such Preferential Rights obligations and shall indemnify, defend and hold ASSIGNOR harmless from and against any and all Claims (as defined in Section 8.1) arising from or related to ASSIGNEE's satisfaction of any such Preferential Rights obligations. ASSIGNEE shall be entitled to receive (and ASSIGNOR hereby assigns to ASSIGNEE all of ASSIGNOR's rights to) all proceeds received by ASSIGNOR in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Property ASSIGNEE was to receive under this Agreement. ASSIGNEE's receipt of proceeds from the sale of the affected Property shall be ASSIGNEE's sole remedy if undiscovered or alleged Preferential Rights are exercised after Closing.

             (ii) Consents. After Closing, if ASSIGNOR or ASSIGNEE discover, or any third party alleges, the existence of additional Consents, ASSIGNOR and ASSIGNEE will attempt to obtain waivers of those discovered or alleged Consents. If ASSIGNOR and ASSIGNEE are unable to obtain waivers of such Consents (other than Consents on hydrocarbon sales, purchase, gathering, transportation, treating, marketing, exchange, processing and fractionating agreements), and such unwaived Consents deny the affected Property to ASSIGNEE, then ASSIGNOR and ASSIGNEE will rescind the assignment of the affected Property under this Agreement, after which ASSIGNOR shall pay ASSIGNEE the Allocated Value of the affected Property, and ASSIGNEE shall immediately reassign the affected Property to the ASSIGNOR. Rescission of the assignment of the affected Property and receipt of the Allocated Value of the affected Property shall be ASSIGNEE's sole remedy if undiscovered or alleged Preferential Rights are exercised or Consents are denied after Closing.

5.6  Title Defects.

     5.6.1 Definition of Title Defect. For the purposes of this Agreement, a "TITLE DEFECT" means any impairment, encumbrance, encroachment, irregularity, defect in, or dispute concerning ASSIGNOR's title to the Property, and that in the opinion of ASSIGNEE would:

             (i) Reduce, impair or prevent ASSIGNEE from receiving payment from the purchasers of production from the Property;

             (ii) Reduce ASSIGNEE's net revenue interest in all or a portion of the Property;

             (iii) Increase ASSIGNEE's working interest in all or a portion of the Property without a corresponding increase in net revenue interest; or

             (iv) Restrict or extinguish ASSIGNEE's right to use the Property as owner, lessee, licensee or permittee, as applicable.

             (v) Any other encumbrance, condition or circumstance which under customary title examination standards in the jurisdiction where the Property is situated would be viewed as a title defect.

             Neither the environmental condition of the Property nor any failure to obtain Consents to the transfer of Related Contracts will be considered a Title Defect under this Section 5.6.

     5.6.2 Notice of Title Defects. ASSIGNEE will review title to the Property prior to Closing and notify ASSIGNOR in writing of any Title Defect it discovers as soon as reasonably practicable after its discovery, but in no event less than three (3) business days before the Closing Date. ASSIGNEE will be deemed to have conclusively waived any Title Defect about which it fails to notify ASSIGNOR in writing at least three (3) business days before the Closing Date.

     5.6.3 Request to Cure Title Defects. If ASSIGNEE notifies ASSIGNOR of a Title Defect as provided in Section 5.6.2, Assignee may request Assignor to cure the Title Defect, but ASSIGNOR will have no obligation to cure any Title Defect in the Property. If ASSIGNOR agrees to attempt to cure a Title Defect, ASSIGNOR must cure the Title Defect before Closing, unless the parties otherwise agree in writing.

      5.6.4 Remedies for Uncured Title Defects. If ASSIGNEE notifies ASSIGNOR of any Title Defect as provided in Section 5.6.2, and ASSIGNOR refuses or is unable to cure the Title Defect before Closing, then ASSIGNEE and ASSIGNOR will have the following rights and remedies with respect to the uncured Title Defect(s) in the Property, unless the parties otherwise agree in writing.

             (i) ASSIGNEE may waive the uncured Title Defect and proceed with Closing.

             (ii) If an uncured, unwaived Title Defect reduces the value of the portion of the Property affected by the Title Defect by an amount less than one percent (1%) of the Allocated Value of that Property, ASSIGNOR and ASSIGNEE will be obligated to proceed with Closing as to the affected Property without adjustment to the Purchase Price.

             (iii) If an uncured, unwaived Title Defect reduces the value of the portion of the Property affected by the Title Defect by an amount equal to or more than one percent (1%) of the Allocated Value of that Property, either ASSIGNOR or ASSIGNEE may exclude the portion of the Property affected by the Title Defect from the transaction under this Agreement, in which case ASSIGNOR and ASSIGNEE will adjust the Purchase Price by the Allocated Value of the excluded Property, and proceed with Closing as to the rest of the Property.

             (iv)  In addition to the rights and remedies set forth in subparts
                   (i) through (iii) of this Section 5.6.4, ASSIGNOR and ASSIGNEE will have the termination rights set forth in
                   Section 5.8.

5.7  Casualty Losses and Government Takings.

     5.7.1 Notice of Casualty Losses. If, prior to the Closing Date, all or part of the Property is damaged or destroyed by fire, flood, storm or other casualty ("CASUALTY LOSS"), or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened ("GOVERNMENT TAKING"), ASSIGNOR must promptly notify

             ASSIGNEE in writing of the nature and extent of the Casualty Loss or Government Taking and ASSIGNOR's estimate of the cost required to repair or replace that portion of the Property affected by the Casualty Loss or value of the Property taken by the Government Taking.

     5.7.2 Remedies for Casualty Losses and Government Takings. With respect ASSIGNOR and ASSIGNEE will have the following rights and remedies.

             (i) If the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss or the agreed value of the Property taken in any Government Taking is less than ten percent (10%) of the Purchase Price, the Purchase Price will be adjusted by the agreed cost of the Casualty Loss or the agreed value of the Property taken by the Government Taking, and the parties will proceed with Closing.

             (ii) If the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss or the agreed value of the Property taken in any Government Taking equals or exceeds ten percent (10%) of the Purchase Price, ASSIGNOR and ASSIGNEE by agreement may adjust the Purchase Price by the agreed cost of the Casualty Loss or the agreed value of the Property taken in any Government Taking, and proceed with Closing.

             (iii) In addition to the remedies set forth in subparts (i) and
                   (ii) of this Section 5.7.2, ASSIGNOR and ASSIGNEE will have the termination rights in connection with Casualty Losses and Government Takings set forth in Section 5.8.

     5.7.3 Insurance Proceeds and Settlement Payments. If ASSIGNOR and ASSIGNEE adjust the Purchase Price of the Property due to a Casualty Loss or Government Taking, and proceed with Closing, ASSIGNOR will be entitled to retain (i) all insurance proceeds payable to ASSIGNOR with respect to any such Casualty Loss, (ii) all sums paid to ASSIGNOR by third parties by reason of any such Casualty Loss, and (iii) all compensation paid to ASSIGNOR with respect to any such Government Taking.

     5.7.4 Exclusion of Ordinary Depreciation and Depletion. ASSIGNEE will assume all risk and loss with respect to any change, between the Effective Date and the Closing Date, in the condition of the Property resulting from production of Hydrocarbons through normal depletion (including the watering-out or sand infiltration of any well) and the depreciation of personal property through ordinary wear and tear. None of the events or conditions set forth in this
             Section 5.7.4 will be considered a Casualty Loss with respect to the Property, nor will they be cause for any other reduction in the Purchase Price, or give rise to any right to terminate this Agreement.

5.8  Termination Due to Impairments to the Property.

     5.8.1   Right to Terminate.

             (i) If, on the Closing Date, the Allocated Value of all Property to be excluded from the transaction contemplated by this Agreement due to unwaived, uncured Title Defects, unobtained Consents or environmental conditions on the Property exceeds ten percent (10%) of the total Allocated Value of all of the Property, either ASSIGNOR or ASSIGNEE may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement.

             (ii) If, on or before the Closing Date, a Casualty Loss or Government Taking has occurred with respect to the Property, and (a) ASSIGNOR and ASSIGNEE have been unable to agree on the cost of the Casualty Loss or the value of the Property taken in any Government Taking, or (b) the agreed cost to repair or replace the portion of the Property affected by the Casualty Loss or the agreed value of the Property taken in any Government Taking equals or exceeds 10% of the total Allocated Value of all the Property, then either ASSIGNOR or ASSIGNEE may terminate this Agreement, and neither party will have any further obligation to conclude the transfer of the Property under this Agreement.

     5.8.2 Notice of Termination. Any party exercising a right of termination under this Section 5.8 must notify the other party in writing no later than three (3) business days before the Closing Date of its election to terminate this Agreement.

ARTICLE 6.   CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing Date. Unless ASSIGNOR and ASSIGNEE otherwise agree in writing, the closing of the transaction contemplated by this Agreement (the "CLOSING") will occur in ASSIGNOR's offices at 10 Desta Drive, Suite 100 West, Midland, Texas 79705 or another mutually agreed location on or before November 1, 1997, or such earlier date subsequent to September 30, 1997 as ASSIGNEE may unilaterally select and confer at least five (5) days notice thereof upon ASSIGNOR (the actual date on which Closing occurs being the "CLOSING DATE").

6.2 Conditions to Closing. ASSIGNOR and ASSIGNEE will not be obligated to close the transaction described in this Agreement, and will have the right to terminate this Agreement, unless each of the conditions to its performance set forth in this Section 6.2 is satisfied as of the Closing Date, or it waives in whole or part any such condition to its performance that is unsatisfied as of the Closing Date. If a party elects to terminate this Agreement because a condition to its performance is not satisfied, the terminating party must give the other party written notice of termination on or before the Closing Date, after which neither party will have any further obligation to conclude the transfer of the Property under this Agreement.

     6.2.1   Representations and Warranties.

             (i) ASSIGNOR will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by the ASSIGNEE is untrue, inaccurate or is misleading in any material respect.

             (ii) ASSIGNEE will not be obligated to close if, as of the Closing Date, any matter represented or warranted in this Agreement by the ASSIGNOR is untrue, inaccurate or is misleading in any material respect.

     6.2.2   Performance of Obligations.

             (i) ASSIGNOR will not be obligated to close if, as of the Closing Date, ASSIGNEE has not performed all obligations under this Agreement that ASSIGNEE is required to perform on or before Closing.

             (ii) ASSIGNEE will not be obligated to close if, as of the Closing Date, ASSIGNOR has not performed all obligations under this Agreement that ASSIGNOR is required to perform on or before Closing.

     6.2.3 Legal Proceedings. Neither party will be obligated to close if, as of the Closing Date, any suit or other proceeding is pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connec tion with, the transaction that is the subject of this Agreement, or there is reasonable basis for any such suit or other proceeding.

     6.2.4 FTC Consent. Neither party will be obligated to close if, as of the Closing Date, any necessary consent of the Federal Trade Commission or any other state or federal governmental authority relating to this Agreement has not been obtained or waived, or applicable waiting periods prescribed by the Hart-Scott-Rodino Act have not elapsed or terminated.

6.3 Closing. At Closing, ASSIGNOR and ASSIGNEE shall execute, acknowledge (if necessary), and exchange, as applicable:

     (i) Assignment documents (in sufficient counterparts for recording) for the assignment and conveyance of the oil and gas interests to be transferred under this Agreement in the forms set forth in Exhibit D (the "ASSIGNMENT DOCUMENTS");

     (ii)    Assignment of Contracts in the form of Exhibit E;

     (iii)   Nonforeign Affidavits in the form of Exhibit F;

     (iv) Other appropriate instruments necessary to effect or support the transaction contemplated in this Agreement, including, without limitation, any lease assignment forms or other forms or filings required by federal or state agencies to transfer ownership of the Property and appropriate letters-in-lieu of transfer orders prepared by ASSIGNOR;

     (v) Any ratification and joinder instruments required to transfer the rights, obligations and interests in applicable Related Contracts and other Property;

     (vi) If ASSIGNEE is attempting to succeed ASSIGNOR as operator, fully executed change of operator notices and evidence that ASSIGNEE has obtained all required operational and plugging bonds for the Property, and will be accepted as operator by the State of Texas and any other state and federal agencies having jurisdiction;

     (vii) Any applications necessary to transfer regulatory permits to which the Property is subject, and which ASSIGNOR has agreed to transfer under this Agreement; and

6.4 Post-Closing Obligations. ASSIGNOR and ASSIGNEE have the following post-closing obligations:

     6.4.1 Property Records. At or as soon as possible after Closing, ASSIGNOR shall deliver to ASSIGNEE the originals or legible copies of all property records relating to the Property, as described in Sections
             1.1.7 of this Agreement (the "PROPERTY RECORDS"), at a location designated by ASSIGNEE. If ASSIGNOR retains any original Property Records, ASSIGNEE shall have the right to access and review those original Property Records during normal business hours. ASSIGNEE shall preserve and maintain all Property Records for at least seven
             (7) years after the Closing Date. ASSIGNEE shall notify ASSIGNOR before destroying any Property Records. ASSIGNOR reserves the right to access and copy (at its own expense) all Property Records for seven (7) years after the Closing Date, and ASSIGNEE agrees to provide access to the Property Records to ASSIGNOR during normal business hours.

     6.4.2 Recording and Filing. ASSIGNEE, within thirty (30) days after Closing, shall (i) record all Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Property; and (ii) file for approval with the applicable government agencies all state and federal transfer and assignment documents for the Property. ASSIGNEE shall provide ASSIGNOR a recorded copy of each Assignment Document and other recorded instruments, and approved copies of the state and federal transfer and assignment documents as soon as they are available.

     6.4.3 Change of Operator Requirements. If ASSIGNEE is attempting to succeed ASSIGNOR as operator of any portion of the Property, ASSIGNEE shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations.

     6.4.4 Further Assurances. ASSIGNEE and ASSIGNOR agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

ARTICLE 7.   ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

7.1 ASSIGNEE's Rights After Closing. Upon and after Closing, ASSIGNEE will receive and assume all of ASSIGNOR's right, title and interest in the Property, with effect as of the Effective Date.

7.2  ASSIGNEE's Obligations After Closing.

     7.2.1 Description of Obligations. Upon and after Closing, ASSIGNEE will assume, pay and perform all the obligations, liabilities and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods on and after the Effective Date (the "ASSIGNEE'S ASSUMED OBLIGATIONS"). The Assignee's Assumed Obligations include without limitation:

             (i) Responsibility for payment of all operating expenses and capital expenditures related to the Property and attributable to the period on and after the Effective Date;

             (ii) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts and all other orders and contracts to which the Property is subject arising on and after the Effective Date;

             (iii) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Property is subject that are attributable to periods on and after the Effective Date;

             (iv) Responsibility for proper accounting for and disbursement of production proceeds from the Property attributable to periods on and after the Effective Date, including funds in any suspense accounts received from ASSIGNOR;

             (v) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits required by public authorities in connection with the Property on and after the Effective Date;

             (vi)  The Plugging and Abandonment Obligations (as defined in
                   Section 7.4), the Environmental Obligations (as defined in
                   Section 7.5), and all other obligations assumed by ASSIGNEE under this Agreement; and

             (vii) Responsibility for all obligations with respect to gas production or processing imbalances with third parties attributable to the Property for production from and after the Effective Date.

     7.2.2 Non-Operator's Obligations. With respect to (i) any part of the Property for which ASSIGNEE is not duly elected operator, or (ii) any non-operating interests in the Property, ASSIGNEE shall assume full responsibility and liability for Assignee's Assumed Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.

7.3  ASSIGNOR's Obligations After Closing.

     7.3.1 Description of Obligations. After Closing, ASSIGNOR will retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Property that are attributable to periods before the Effective Date, except as otherwise specifically provided in this Agreement (the "ASSIGNOR'S RETAINED OBLIGATIONS"). The Assignor's Retained Obligations include without limitation:

             (i) Responsibility for the payment of all operating expenses and capital expenditures related to the Property and attributable to the period prior to the Effective Date.

             (ii) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments in the chain of title, the Related Contracts and all other orders and contracts to which the Property is subject arising before the Effective Date;

             (iii) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Property is subject that are attributable to periods before the Effective Date.

             (iv) Responsibility for proper accounting for and disbursement of production proceeds from the Property attributable to periods before the Effective Date;

             (v) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Property, and the procurement and maintenance of all permits required by public authorities in connection with the Property before the Effective Date; and

             (vi) Responsibility for the exclusions from the Plugging and Abandonment Obligations described in Section 7.4.2, and the exclusions from the Environmental Obligations described in
                   Section 7.5.2.

     7.3.2 Non-Operator's Obligations. With respect to (i) any periods of time before the Effective Date during which ASSIGNOR was not operator of the Property, or (ii) any non-operating interests in the Property, ASSIGNOR retains full responsibility and liability for ASSIGNOR's Retained Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.


7.4  Plugging and Abandonment Obligations.

     7.4.1 ASSIGNEE's Obligations. Upon and after Closing, ASSIGNEE assumes full responsibility and liability for the following plugging and abandonment obligations related to the Property (the "PLUGGING AND ABANDONMENT OBLIGATIONS"), regardless of whether they are attributable to the ownership or operation of the Property before or after the Effective Date:

             (i) The necessary and proper plugging, replugging and abandonment of all wells on the Property, whether plugged and abandoned before or after the Effective Date;

             (ii) The necessary and proper removal, abandonment, and disposal of all , structures, pipelines, equipment, abandoned property and junk located on or comprising part of the Property;

             (iii) The necessary and proper capping and burying of all
                   associated flow lines located on or comprising part of the Property;

             (iv) The necessary and proper restoration of the Property, both surface and subsurface, to the condition they were in before commencement of oil and gas operations; as may be required by applicable laws, regulation or contract;

             (v) Any necessary clean-up or disposal of Property contaminated by naturally occurring radioactive material ("NORM");

             (vi) All obligations arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Property; and

             (vii) Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

     7.4.2 Exclusions from ASSIGNEE's Obligations. ASSIGNEE's obligations under this Section 7.4 do not include any civil or criminal fines or penalties (or any settlements of such fines and penalties) that may be levied against ASSIGNOR by any court or regulatory authority for non-compliance with applicable laws, regulations or orders in connection with the ownership or operation of the Property before the Effective Date.

     7.4.3 Standard of Operations. ASSIGNEE shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

     7.4.4 Non-Operator's Obligations. With respect to any non-operating interests in the Property, ASSIGNEE shall assume full responsibility and liability, from and after the Effective Date, for the Plugging and Abandonment Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement.

     7.4.5 ASSIGNOR's Remedies. If ASSIGNEE defaults in the performance of its obligations pursuant to this Section 7.4, ASSIGNOR, at its option, and after reasonable notice, may complete, or have completed, the plugging, replugging, abandonment, removal, disposal, capping, burying, and restoration operations at ASSIGNEE's expense. Exercise of ASSIGNOR's rights hereunder shall in no way limit ASSIGNOR's rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies hereunder.

7.5  Environmental Obligations.

     7.5.1 ASSIGNEE's Obligations. Except as provided in Section 7.5.2 or to the extent consittuting a breach of ASSIGNOR's representations and warranties under Article 3 of this Agreement, upon and after Closing, ASSIGNEE assumes full responsibility and liability for the following occurrences, events and activities on or related to the Property (the "ENVIRONMENTAL OBLIGATIONS"), regardless of whether arising from the ownership or operation of the Property before or after the Effective Date, and regardless of whether resulting from any acts or omissions of ASSIGNOR or the condition of the Property when acquired:

             (i) Environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbon, brine, NORM or otherwise;

             (ii)  Underground injection activities and waste disposal onsite;

             (iii) Clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds or lagoons;

             (iv) Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

             (v) Disposal on the Property of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership or operation of the Property before or after the Effective Date; and

             (vi) Non-compliance with environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies.

     7.5.2 Exclusions from ASSIGNEE's Obligations. ASSIGNEE's Environmental Obligations do not include:

             (i) Any civil or criminal fines or penalties (or any settlements of such fines and penalties) that may be levied against ASSIGNOR by any court or regulatory authority for any such violation of any laws, rules or regulations in connection with the ownership or operation of the Property before the Effective Date, all of which shall remain the responsibility of ASSIGNOR; and

             (ii) Disposal offsite from the Property before the Effective Date of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Property before the Effective Date.

     7.5.3 Non-Operator's Obligations. With respect to any non-operating interests in the Property being transferred to ASSIGNEE under this Agreement, ASSIGNEE agrees to assume full responsibility and liability, from and after the Effective Date, for the Environmental Obligations with respect to the non-operating interests being conveyed and assigned under this Agreement, save and except to the extent constituting a breach of ASSIGNOR's representations and warranties under Article 3 of this Agreement.

ARTICLE 8.   INDEMNITIES

8.1 Definition of Claims. As used in this Agreement, the term "CLAIMS" means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; and (iii) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "CLAIMS" also includes reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

8.2  Application of Indemnities.

     8.2.1 Covered Claims and Parties. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. Unless this Agreement expressly provides to the contrary, the indemnities set forth in this Agreement apply regardless of whether the indemnified party (or its employees, agents, contractors, successors or assigns) causes, in whole or part, an indemnified Claim, including indemnified Claims arising out of or resulting, in whole or part, from the condition of the Property or the indemnified party's (or its employees', agents', contractors', successors' or assigns') sole or concurrent negligence, strict liability or fault. However, the indemnities set forth in this Agreement do not extend to any part of an indemnified Claim that (i) is the result of the gross negligence, willful misconduct or fraud of the indemnified party,
             (ii) is the result of the imposition of punitive damages on the indemnified party arising from the acts of the indemnified party, or (iii) is the result of the imposition of civil or criminal fines or penalties by any court or regulatory authority on the indemnified party due the indemnified party's failure to comply with applicable laws, regulations or orders (including, without limitation, any settlements of such fines and penalties).

     8.2.2 Other Limitations. The indemnities of the indemnifying party in this Agreement do not cover or include any amounts that the indemnified party may legally recoup from other third party owners under applicable joint operating agreements or other agreements, or for which the indemnified party is reimbursed by any third party. The indemnities in this Agreement do not relieve the parties to this Agreement from any obligations to third parties. The indemnities of the parties in this Agreement do not relieve the indemnified party from, or extend to cover, any obligations of the indemnified party under the terms of any operating agreement or other cost-sharing arrangement which is applicable to any Claim. There will be no upward or downward adjustment in the Purchase Price as a result of any matter for which ASSIGNEE or Seller is indemnified under this Agreement.

8.3 ASSIGNEE's Indemnity. ASSIGNEE shall indemnify, defend and hold ASSIGNOR harmless from and against any and all Claims caused by, resulting from or incidental to:

     8.3.1 Assignee's Assumed Obligations, including without limitation the Plugging and Abandonment Obligations and the Environmental Obligations;

     8.3.2 If applicable, ASSIGNOR's operation of the Property under Article 10, except to the extent caused by ASSIGNOR's gross negligence or willful misconduct;

     8.3.3 Any obligations for brokerage or finder's fee or commission incurred by ASSIGNEE in connection with its purchase of the Property;

     8.3.4 Any violation by ASSIGNEE of state or federal securities laws, or ASSIGNEE's dealings (including any dealings in breach of ASSIGNEE's warranties and representations in Section 3.3.3) with its partners, investors, financial institutions, assignees and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Property (or portion thereof) by ASSIGNEE, its affiliates or assignees;

     8.3.5 Any oil and gas production imbalances associated with the Property that ASSIGNEE assumes under Section 11.1; and

    8.3.6 ASSIGNEE's ownership or operation of any portion of the Property is reconveyed or reassigned to ASSIGNOR pursuant to Sections 5.4.2 or 5.5.3(ii) due to failure to obtain requisite Consents or government approvals, except to the extent any such Claim is the direct result of ASSIGNOR's ownership or operation of the Property before the Effective Date.

8.4 ASSIGNOR's Indemnity. ASSIGNOR shall indemnify, defend and hold ASSIGNEE harmless from and against any and all Claims caused by, resulting from or incidental to:

     8.4.1 Assignor's Retained Obligations, including the exclusions from the Plugging and Abandonment Obligations and the exclusions from the Environmental Obligations assumed by ASSIGNEE in the Assignee's Assumed Obligations; and

     8.4.2 If applicable, ASSIGNOR's operation of the Property under Article 10, to the extent caused by ASSIGNOR's gross negligence or willful misconduct.

8.5 Notices and Defense of Indemnified Claims. Each party shall immediately notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

8.6  ASSIGNOR's Indemnity Limit.    Notwithstanding anything herein to the
     contrary; (i) in no event shall ASSIGNOR be required to indemnify ASSIGNEE for any Claim or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate 35 percent of the Purchase Price as adjusted pursuant to
     Section 2.2 and (ii) in no event shall ASSIGNOR be required to indemnify ASSIGNEE for any Claim covered by ASSIGNOR's indemnity under Section 8.4, if ASSIGNOR does not receive written notice of the Claim as provided in
     Section 8.5 within 12 months after the Closing Date.

 8.7 NORM.   ASSIGNEE ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT OIL AND GAS
     PRODUCING FORMATIONS CAN CONTAIN NATURALLY OCCURRING RADIOACTIVE MATERIAL ("NORM"). SCALE FORMATION OR SLUDGE DEPOSITS CAN

     CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT AND OTHER PROPERTY. SOME OR ALL OF THE EQUIPMENT, MATERIALS AND OTHER PROPERTY SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THIS EQUIPMENT, MATERIALS AND OTHER PROPERTY BY REASON THEREOF. THEREFORE, ASSIGNEE MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THIS EQUIPMENT, AND OTHER PROPERTY.

8.8 Pending Litigation and Claims. Notwithstanding anything in this Agreement to the contrary, SOUTHWEST shall indemnify, defend and hold CONOCO harmless from and against any Claims resulting from the litigation and claims listed on Exhibit C under the section entitled "SOUTHWEST Responsibility," except as may otherwise be expressly provided in that Exhibit. CONOCO shall indemnify, defend and hold SOUTHWEST harmless from and against any Claims resulting from the litigation and claims listed on Exhibit C under the section entitled "Conoco Responsibility," except as may otherwise be expressly provided in that Exhibit.

8.9 Waiver of Consequential and Punitive Damages. Neither ASSIGNEE nor ASSIGNOR shall be entitled to recover from the other, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such Party. ASSIGNEE AND ASSIGNOR BOTH WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

ARTICLE 9.   TAXES AND EXPENSES

9.1 Recording Expenses. ASSIGNEE shall pay all costs of recording and filing the Assignment Documents for the Property, all state and federal transfer and assignment documents, and all other instruments.

9.2 Ad Valorem, Real Property and Personal Property Taxes. All Ad Valorem Taxes, Real Property Taxes, Personal Property Taxes, and similar obligations ("PROPERTY TAXES") on the Property are ASSIGNOR's obligation for periods before the Effective Date and ASSIGNEE's obligation for periods after the Effective Date. If Property Taxes for the current tax year have not been assessed and paid as of the Closing Date, the ASSIGNEE shall file all required reports and returns incident to the Property Taxes and pay the Property Taxes for the current tax year and subsequent periods. The ASSIGNOR will reimburse the ASSIGNEE promptly for the ASSIGNOR's proportionate share of these taxes, prorated as of the Effective Date, upon receipt of evidence of the ASSIGNEE's payment of the taxes. If Property Taxes for the current tax year have been assessed and paid as of the Closing Date, the ASSIGNEE will reimburse the ASSIGNOR for its proportionate share of these taxes, prorated as of the Effective Date, as a closing adjustment to the Purchase Price, as provided in Section 2.2 of this Agreement.

9.3 Severance Taxes. ASSIGNOR shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Date. ASSIGNEE shall bear and pay all such taxes on production from the Property on and after the Effective Date. ASSIGNOR shall withhold and pay on behalf of ASSIGNEE all such taxes on production from the Property between the Effective Date and the Closing Date, if the Closing Date follows the Effective Date, and the amount of any such payment shall be reimbursed to ASSIGNOR as a closing adjustment to the Purchase Price pursuant to Section 2.2. If either party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

9.4  Tax and Financial Reporting.

     9.4.1 IRS Form 8594. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Property.

     9.4.2 Financial Reporting. ASSIGNOR and ASSIGNEE agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

     9.4.3 Intangible Drilling Cost Recapture. ASSIGNOR and ASSIGNEE agree to furnish to each other, at Closing or as soon as practicable thereafter, data relative to deductions claimed, pursuant to
             Section 263(c) of the Internal Revenue Code of 1986, for intangible drilling costs related to the Property, and any other relevant data to allow each party to calculate the carryover intangible drilling costs associated with the Property that is subject to potential recapture under Section 1254(a) of the Internal Revenue Code of 1986.

9.5 Sales and Use Taxes. ASSIGNEE shall be responsible for all sales, use and similar taxes applicable to the transfer of the Property it receives under this Agreement. If ASSIGNOR is required to pay such sales, use or similar taxes on behalf of ASSIGNEE, ASSIGNEE will reimburse ASSIGNOR at Closing for all sales and use taxes due and payable on the transfer of the Property to ASSIGNEE.

9.6 Income Taxes. Each party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

9.7 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

ARTICLE 10.  OPERATIONS DURING THE TRANSITION PERIOD

10.1 Operations by ASSIGNOR. If ASSIGNOR is the operator of all or part of the Property, and the Closing Date follows the Effective Date, ASSIGNOR shall continue to operate that portion of the Property during the period between the Effective Date and 7:00 a.m., local time, where the Property is located, on the first day of the month following the month in which Closing occurs, or such other date as ASSIGNOR and ASSIGNEE may agree in writing or may be required by the applicable operating agreement (the "INTERIM PERIOD"). However, ASSIGNOR will have no obligation to operate any portion of the Property after the Interim Period. ASSIGNOR shall operate the Property during the Interim Period in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and operating agreements and other applicable agreements. ASSIGNOR makes no representation or warranty that ASSIGNEE will become operator of any portion of the Property, as that matter is controlled by the applicable operating agreements and governmental regulatory requirements.

10.2 ASSIGNEE's Approval.  In conducting operations during the Interim
     Period after the Closing Date, ASSIGNOR shall, except for emergency action taken in the face of serious risk of life, property or the environment, (i) obtain ASSIGNEE's prior written approval of all expenditures and proposed contracts and agreements, or amendments to existing contracts and agreements relating to the Property that involve individual commitments of more than $10,000 net to ASSIGNEE'S interest; (ii) consult with and advise ASSIGNEE regarding all material matters concerning the operation, management and administration of the Property; and (iii) obtain ASSIGNEE's written approval before voting under any operating, unit, joint venture or similar agreement. ASSIGNOR shall notify ASSIGNEE of any emergency action taken, and to the extent reasonably practicable, obtain ASSIGNEE's prior approval of such actions. However, except for emergency action that must be taken in the face of serious risk of life, property or the environment, ASSIGNOR will have no obligation to undertake any actions with respect to the Property that are not required in the course of the normal operation of the Property.

10.3 Compensation of ASSIGNOR. ASSIGNEE will pay ASSIGNOR, as provided under the applicable operating agreement, for ASSIGNEE's working interest share of all operating expenses and other expenditures paid or incurred by ASSIGNOR in connection with the operation of the Property during the Interim Period, including overhead charges at the rate specified in the applicable operating agreement (unless if ASSIGNOR owns all of the working interest in the Property subject to the applicable operating agreement. ASSIGNOR will have no obligation to make capital expenditures or extraordinary operating expenditures in connection with the Property during the Interim Period. Additionally, ASSIGNOR may require ASSIGNEE to prepay on a monthly basis any and all expenses that ASSIGNOR estimates it will pay or incur in connection with the operation of the Property. If ASSIGNEE is ultimately selected as operator of the Property, ASSIGNEE will additionally reimburse ASSIGNOR for the amounts of any unpaid operating expenses and capital expenditures of other working interest owners paid or incurred by ASSIGNOR and attributable to operations during the Interim Period and ASSIGNOR shall assign all claims with respect thereto to ASSIGNEE. ASSIGNOR will be entitled to retain any overhead payments received from other working interest owners and attributable to operations during the Interim Period.

10.4 Operation of Certain Property After Interim Period. ASSIGNOR and ASSIGNEE recognize that ASSIGNOR may remain the record title owner of certain portions of the Property after the Interim Period, pending receipt of government transfer approvals, as provided in Section 5.4. If ASSIGNOR is required to remain the operator of the affected Property until the required approvals are obtained, then ASSIGNOR will operate the affected Property during the period prior to receiving such approvals, as provided in this Sections 10.1 through 10.3.

ARTICLE 11.  MISCELLANEOUS

11.1 Production Imbalances. The Purchase Price paid by ASSIGNEE is based on the assumed oil or gas production imbalances with respect to the Property set forth in Exhibit G. If ASSIGNOR and ASSIGNEE determine no later than 180 days after Closing that the production imbalances stated in Exhibit G are inaccurate, the parties agree to exchange additional compensation, as provided in

     Exhibit G, for the difference between the imbalances set forth in Exhibit G and the revised imbalances determined by the parties. Thereafter, ASSIGNEE will be solely responsible for any liability and solely entitled to any benefit that results from revision of production imbalance information about the Property after the Closing Date.

11.2 Crude Oil Marketing Opportunity.  Subject to any existing marketing
     contracts, ASSIGNOR shall   not further dedicate or commit the oil,
     condensate or other Liquid Hydrocarbons (Liquid Hydrocarbons) produced from the Property. After Closing, and at such future times as ASSIGNEE seeks offers or proposals to purchase the Liquid Hydrocarbons produced from the Property, it is further understood and agreed between the parties that ASSIGNEE will invite ASSIGNOR to submit an offer or bid to purchase any such production. ASSIGNEE is in no way restricted as to when or to whom it may solicit offers, nor as to the term to which ASSIGNEE may commit or dedicate any such production. There shall be no obligations on the part of ASSIGNEE to give preference to ASSIGNOR, but rather it is the intent of the parties that ASSIGNOR shall have the continuing opportunity to participate, on a competitive and good faith basis, in ASSIGNEE'S marketing process for the Liquid and Gaseous Hydrocarbons produced from the Property.

11.3 Dispute Resolution. Compliance with this Section 11.3 shall constitute a condition precedent to either Party seeking judicial enforcement of any provisions of this Agreement. Any dispute concerning this Agreement shall be resolved under the mediation and binding arbitration procedures of this Section 11.3. ASSIGNEE and ASSIGNOR will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either Party believes further negotiations are futile, such Party may initiate the mediation process by so notifying the other Party in writing. Both Parties shall then attempt in good faith to resolve the dispute by mediation in Midland, Texas, employing management level persons with authority to settle the dispute, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the Parties. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

     (i) If any dispute or controversy shall arise between the Parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the Parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of arbitrators in accordance with the Texas General Arbitration Act, V.A.C.S. art. 224, et seq. The panel of arbitrators shall be chosen as follows: Upon the written demand of either Party and within ten (10) working days from the date of such demand, each Party shall name an arbitrator and these two so named shall promptly thereafter choose a third. If either Party shall fail to name an arbitrator within ten (10) working days from such demand, the other Party shall name the second arbitrator as well as the first, or if the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either Party such third arbitrator may be appointed by the senior Judge in active service of the United States District Court for the Western District of Texas; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the Center for Public Resources, Inc. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

     (ii) The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the Parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the Parties shall not exceed two days cumulative. The location of all arbitration proceedings hereunder shall be Midland, Midland County, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make a award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either Party be chosen in like manner as if none had been previously selected.

     (iii) The award of the arbitrators, or a majority thereof, shall be in writing and shall be final and binding on the Parties as to the question or questions submitted, and the Parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the Parties' positions in the controversy or dispute, and the arbitrators' assessment of the fairness and reasonableness of any settlement proposal of any Party. The award shall not provide or create any rights or benefits in any person or entity which is not a Party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third party bene ficiary contract. Unless otherwise determined by the arbitrators, all expenses in connec tion with such arbitration shall be divided equally between the Parties thereto, except that the expenses of counsel, witnesses, and employees of each Party shall be borne solely by the Party incurring them, and the compensation of any arbitrator named by a Party shall be borne solely by such Party.

     (iv) The arbitrators shall not be required to explain reasons for the award. No transcript or other recording shall be made of the arbitration proceedings. Except (a) in connection with a suit for enforcement of the award, (b) as required by law, court order or regulation, (c) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or (d) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the Parties' actions in connection with the arbitration are confidential and shall not be disclosed to third parties, and no disclosure of or reference to the arbitration, the award, or of the par ties' statements or actions in connection with the arbitration shall be made to any third party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the Parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

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

     (v) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall be enforceable in the Texas state district courts in Midland County, Texas, or in any federal court having jurisdiction.

11.4 Survival of Representations and Warranties. All of the representations, warranties, indemnities and agreements of or by the parties to this Agreement will survive the execution and delivery of the closing documents under this Agreement, and the transfer of the Property between the parties.

11.5 Public Announcements. Neither party may make press releases or other public announcements concerning this transaction, without the other party's prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

11.6 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

     If to ASSIGNOR:     CONOCO INC.
                         1000 South Pine
                         P. O. Box 1267
                         Ponca City, Oklahoma  74603
                         Attention:  Manager, Real Property Administration
                         Fax No.:  (405) 767-5479
                         Telephone:  (405) 767-2233

     with copy to:       CONOCO INC.
                         10 Desta Drive, Suite 100 West
                         Midland, Texas 79705
                         Attention:  Region Manager
                         Fax No.:  (915) 686-5422
                         Telephone:  (915) 686-5400

     If to ASSIGNEE:
                         SOUTHWEST ROYALTIES, INC.
                         407 N. Big Spring
                         Midland, Texas 79701
                         Attention: H.H. Wommack III
                         Title:  President________________________
                         Fax No.:  (915) 688-0191____________
                         Telephone:  (915) 686-9927

     With Copy To:
                         Kerr & Ward, L.L.P.
                         Attention: William M. Kerr, Jr.
                         P.O. Box 2858
                         Midland, Tx
                         Fax No: (915) 684-9997
                         Telephone: (915) 684-9990

       Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.7 Effective Date. The Effective Date of this Agreement will be 7:00 a.m., local time, where the Property is located, on OCTOBER 1, 1997.

11.8 Assignment. Prior to the later of the Closing Date or the Effective Date, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other, unless the assignment occurs by merger, reorganization or sale of all of a party's assets. If ASSIGNEE sells or assigns all or a portion of the Property to a subsequent purchaser, this Agreement and all rights and obligations under this Agreement will remain in effect between ASSIGNEE and ASSIGNOR as to all of the Property, notwithstanding such sale or assignment.

11.9 Entire Agreement and Amendment. This Agreement constitutes the entire understanding between the parties, superseding all prior negotiations, discussions, agreements and understandings between the parties regarding the subject transaction, excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. This Agreement may be amended, modified, and supplemented only by written agreement between duly authorized representatives of the parties.

11.10 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

11.11 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

11.13 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. TO THE EXTENT THEY MAY BE APPLICABLE, THE PARTIES WAIVE THE PROVISIONS OF THE "TEXAS DECEPTIVE TRADE PRACTICES ACT", OTHER THAN SECTION 17.555 THEREOF WHICH IS NOT WAIVED. The Assignment Documents, and any other instruments of conveyance executed under this Agreement, will be governed by and must be construed according to the laws of the state where the Property to which they pertain is located, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction, except as otherwise provided in the Assignment Documents or instruments.

11.14 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Assignment Documents and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. In the event of a conflict between the provisions of the pro forma

       Assignment Documents and other transaction documents attached to this Agreement as Exhibits and the Assignment Documents and other transaction documents actually executed by the parties, the provisions of the executed Assignment Documents and other executed contractual documents shall take precedence. The omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict between this Agreement and the Assignment Documents, and will not effect a merger of the omitted provisions.

11.15 Aprroval Requirement: This Agreement shall be subject to approval by the Office of the Chief Executive of DuPont on or before September 17, 1997, failing which either party may terminate this Agreement (with the Performance Deposit to be immediately refunded to ASSIGNEE in the event of any such termination). Furthermore, ASSIGNOR shall notify ASSIGNEE immediately of any such approval or termination of this Agreement.

11.16 Suspense Accounts. At ASSIGNOR's option and as soon as practical after Closing, ASSIGNOR shall transfer to ASSIGNEE all funds held by ASSIGNOR in suspense related to proceeds of production and attributable to third parties' interests in the Leases, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects, together with legible copies of all pertinent records of ASSIGNOR relating to such suspended funds. If such funds are transferred, ASSIGNEE agrees to administer all such accounts and assumes all payment obligations relating thereto in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties; provided however, ASSIGNEE shall not be responsible for any interest or penalties that may have accrued before the Effective Date.


       IN WITNESS WHEREOF, the authorized representatives of CONOCO and SOUTHWEST execute this Agreement on the dates stated below.


CONOCO INC.                         SOUTHWEST ROYALITES, INC.


By:_____________________________    By:___________________________

Name:  Jerry D. Hardin              Name:  Joel D. Talley

Title: Attorney-in-Fact             Title: Vice President

Date:___________________________    Date:__________________________



Witnesses:______________________    Witnesses:_____________________